        Exhibit 99.2
News release
JLL introduces Accelerate 2030 Strategy and long-term Financial Targets

Highlights initiatives to advance competitive positioning and drive shareholder value through cycles

Announces additional $2.2B share repurchase authorization program, bringing total to $3B; plans imminent $200M accelerated share repurchase

CHICAGO, March 12, 2026 – Jones Lang LaSalle Incorporated (NYSE:JLL) today hosted its Investor Briefing, during which Christian Ulbrich, Chief Executive Officer & President, Kelly Howe, Chief Financial Officer, and other members of JLL's global leadership introduced:

•Accelerate 2030, the company’s multi-year strategy designed to advance JLL’s competitive position across its core businesses and drive value creation. Accelerate 2030 is underpinned by JLL’s industry-leading proprietary data, unified platform, industry intelligence, top talent pool and AI competency – along with its integrated approach to advising enterprise clients;
•Long-term financial targets of 8% annual revenue growth, 12% annual adjusted EBITDA growth and 16% annual adjusted EPS growth, on average through the cycle; and
•Increased share repurchase program to $3 billion, the largest in company history, with plans to imminently launch a $200 million accelerated share repurchase.

"Accelerate 2030 builds on JLL's strengths — actionable intelligence, trusted advice and seamless execution. As our industry evolves and opportunities expand across markets, we are sharpening our focus, deepening client relationships and investing strategically in our platform, data and people. With our resilient platform, strong balance sheet and disciplined capital allocation strategy, we are well positioned to build on the momentum underway and capture the significant runway for growth we see across our portfolio," Ulbrich said.

"These long-term financial targets reflect our confidence in JLL's trajectory and our ability to drive top- and bottom-line growth, margin enhancement and cash generation, through the cycle," said Howe. "As we look ahead, we have the financial strength and flexibility to continue to invest in high-return opportunities while returning capital to shareholders.”

Presentation materials and a replay of the live webcast from JLL’s Investor Briefing are available on JLL's Investor Relations website.

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About JLL
JLL (NYSE:JLL) is a leading global commercial real estate services and investment management company with annual revenue of $26.1 billion, operations in over 80 countries and a global workforce of more than 113,000 as of December 31, 2025. For over 200 years, clients have trusted JLL, a Fortune 500® company, to help them confidently buy, build, occupy, manage and invest across a variety of industries and property types, including office, industrial, hotel, multi-family, retail and data center properties. Driven by our purpose to shape the future of real estate for a better world, we help our clients, people and communities SEE A BRIGHTER WAY. Powered by rich global datasets and leading technology capabilities, we provide coordinated, end-to-end delivery of real estate services for a broad range of global clients who represent a wide variety of industries. Through LaSalle Investment Management, we invest for clients on a global basis in both private assets and publicly traded real estate securities. For further information, visit ir.jll.com.

Contact: Jesse Tron
Phone: +1 914 424 0299
Email: jesse.tron@jll.com